Exhibit 99.2
Contact:  Scott Lamb
Telephone: 225-231-5147  today only or
(713) 267-3826                                         July 7, 1999

 KAISER ALUMINUM NOTIFYING CUSTOMERS AND SUPPLIERS OF GRAMERCY, LOUISIANA, PLANT OF FORCE MAJEURE; COMPANY ASSISTING CUSTOMERS WITH ALTERNATE SUPPLY
                                ARRANGEMENTS

     HOUSTON, Texas, July 7, 1999 -- Kaiser Aluminum & Chemical Corporation, the operating subsidiary of Kaiser Aluminum Corporation (NYSE:KLU), said today that it is notifying customers and suppliers of its Gramercy, Louisiana, alumina refinery that it is declaring force majeure as a result of a July 5 explosion that has rendered the plant unable to
operate.   At the same time, the company emphasized that it is working with its customers to assist them in obtaining alumina from alternate sources.

     As previously reported, the company said production at the plant is expected to be curtailed for several months as a result of an explosion in the digester area of the plant. At the time of the incident, equipment in that area was being operated by employees with extensive experience. The cause of the explosion is under investigation. The company has broad insurance coverage in respect of the Gramercy facility and its other operations.

     Approximately 24 employees were injured in the blast and were transported to area hospitals. All but six were treated for minor injuries and released. Of the six employees remaining in the hospital, the company has been informed that two are in critical but stable condition with burn-related injuries.

     "Obviously, this is a very sad and unfortunate event," said Ray Milchovich, president and chief operating officer of Kaiser Aluminum. "We are taking steps to identify the cause and would hope to learn how to prevent such an incident from ever occurring again."

     Kaiser Aluminum is a leading producer of alumina, primary aluminum, and fabricated aluminum products. MAXXAM Inc. (ASE:MXM) directly and indirectly holds approximately 63 percent of Kaiser.

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.
                                   F-814